Exhibit 5.1

VORYS	52 East Gay St.
Vorys, Sater, Seymour and Pease LLP	PO Box 1008
Legal Counsel	Columbus, OH 43216-1008
614.464.6400

www.vorys.com
Founded 1909
May 27, 2009
Park National Corporation
50 North Third Street
Newark, Ohio 43055
Re: Registration Statement on Form S-3 (File No. 333-159454)
Ladies and Gentlemen:
We have acted as counsel to Park National Corporation, an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-159454) of the Company (the “Registration Statement”) filed on May 22, 2009 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Prospectus Supplement, dated May 27, 2009 (the “Prospectus Supplement”), of the Company filed with the Commission, relating to the offering and sale of common shares, without par value (the "Common Shares”), having aggregate sales proceeds of up to $70,000,000, that are being offered and sold pursuant to the Distribution Agreement, dated May  27, 2009 (the “Distribution Agreement”), among the Company, The Park National Bank, the Company’s national bank subsidiary (“PNB”), and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”); provided, that in no event will the aggregate number of Common Shares offered and sold under the offerings pursuant to the Distribution Agreement exceed 1,050,000 Common Shares. This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.
For purposes of giving the opinions expressed below, we have examined originals or certified, conformed or reproduction copies, and have relied upon the accuracy, without independent verification or investigation, of the following:
(1)	the Articles of Incorporation of the Company and amendments thereto, as certified by the Secretary of State of the State of Ohio on May 26, 2009 (the “Articles”);
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Park National Corporation
May  27, 2009

(2)	the Regulations, as amended to date, of the Company, the completeness and accuracy of which have been certified to us as of the date hereof by an officer of the Company;
(3)
a copy of the resolutions (the “Company Resolutions”) adopted by the Company’s Board of Directors on May 15, 2009, approving the entry into the Distribution Agreement and the consummation of the transactions contemplated thereby, the completeness and accuracy of which have been certified to us as of the date hereof by an officer of the Company;

(4)
a copy of an excerpt from the minutes of the meeting held by the Executive Committee of the Board of Directors of PNB on May 23, 2009, approving the entry into the Distribution Agreement and the consummation of the transactions contemplated thereby, the completeness and accuracy of which have been certified to us as of the date hereof by an officer of PNB;

(5)	the Distribution Agreement;
(6)	the Registration Statement, and the related form of prospectus included therein, in the form in which the Registration Statement was transmitted to the Commission under the Securities Act;
(7)	the Prospectus Supplement in the form in which it was transmitted to the Commission under the Securities Act; and
(8)
such other records of the Company and PNB and certificates of the Company and PNB and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.

In our examinations, we have assumed: (a) the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or reproduction copies and the authenticity of all such originals of such copies; (b) except with respect to the Company and PNB, the due completion, authorization, execution and delivery of all documents and instruments examined by us; (c) that Sandler O’Neill has the power and authority to execute and deliver the Distribution Agreement and to perform its obligations thereunder, and all such actions have been duly and validly authorized by all

Park National Corporation
May  27, 2009

necessary proceedings by Sandler O’Neill; and (d) except with respect to the Company and PNB, that when duly authorized, executed and delivered, the Distribution Agreement will constitute a legal, valid and binding obligation of Sandler O’Neill, enforceable against Sandler O’Neill in accordance with its terms. We also have assumed that all actions to register and qualify the Common Shares for sale under all applicable state securities laws will be accomplished prior to the offer and sale of the Common Shares.
Based upon the foregoing examinations and in reliance thereon and the assumptions made herein, we are of the opinion that the Common Shares have been duly authorized and validly issued and, when sold pursuant to the Registration Statement, the Prospectus and the Prospectus Supplement and in accordance with the Company Resolutions and the terms of the Distribution Agreement, the Common Shares will be fully paid and non-assessable.
The opinions expressed herein are limited solely to: (i) the federal laws of the United States of America; and (ii) the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.
This opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Distribution Agreement and the Common Shares (the “Form 8-K”), which is filed in connection with the Registration Statement and incorporated therein by reference.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Form 8-K and to the reference to our firm therein and in the Registration Statement and related Prospectus and the Prospectus Supplement under the caption “LEGAL MATTERS.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.
Respectfully,
/s/ VORYS, SATER, SEYMOUR AND PEASE LLP
VORYS, SATER, SEYMOUR AND PEASE LLP